ProAssurance Reports Fourth Quarter and Full Year 2002 Results

   BIRMINGHAM, Ala.--(BUSINESS WIRE)--Feb. 24, 2003--

   SUMMARY

   Net Income for ProAssurance (NYSE:PRA) was $0.43 per diluted share for the fourth quarter of 2002, and $0.46 per diluted share for the year ended December 31, 2002. Operating Income per diluted share was $0.16 for the fourth quarter of 2002, and $0.58 for the year. The Company's professional liability segment continued to improve as the effects of rate increases flow to the bottom line. ProAssurance's personal lines segment remained a major contributor to the Company's overall profitability. Book Value per share increased 9% in 2002.

   ProAssurance Corporation (NYSE: PRA) reports the following results for the quarter and year ended December 31, 2002:


Unaudited Consolidated Financial Summary
  (in thousands, except per share data)

                                      Three Months Ended   Year Ended
                                         December 31,     December 31,
                                       2002       2001        2002
                                      ------------------  ------------

Gross Premiums Written                $171,093  $126,378    $636,156
                                      ========  ========    ========
Net Premiums Written                  $150,817  $103,449    $537,123
                                      ========  ========    ========
Net Premiums Earned                   $131,378  $111,631    $477,408
                                      ========  ========    ========
Investment Income                     $ 18,145  $ 19,617    $ 76,918
                                      ========  ========    ========
Net Realized Investment Gains
 (Losses)                             $ 12,032  $  3,389    $ (5,306)
                                      ========  ========    ========
Total Revenues                        $163,018  $135,950    $555,767
                                      ========  ========    ========
Total Expenses                        $143,961  $131,784    $542,157
                                      ========  ========    ========
Income before cumulative effect of
 accounting change                    $ 11,975  $  4,254    $ 10,513
Cumulative effect of accounting
 change                                      -         -    $  1,694
                                      --------  --------    --------
Net Income                            $ 11,975  $  4,254    $ 12,207
                                      ========  ========    ========
Operating Income                      $  4,527  $  2,621    $ 15,411
                                      ========  ========    ========
Weighted average number of common
 shares outstanding:
     Basic                              27,377    25,798      26,231
                                      ========  ========    ========
     Diluted                            27,419    25,804      26,254
                                      ========  ========    ========
Earnings per share (basic)
   Income before cumulative
        effect of accounting change   $   0.44  $   0.16    $   0.40
   Cumulative effect of accounting
    change                                   -         -    $   0.07
                                      --------  --------    --------
   Net Income per basic share         $   0.44  $   0.16    $   0.47
                                      ========  ========    ========
   Operating Income per basic share   $   0.17  $   0.10    $   0.59
                                      ========  ========    ========
Earnings per share (diluted)
   Income before cumulative
        effect of accounting change   $   0.43  $   0.16    $   0.39
   Cumulative effect of accounting
    change                                   -         -    $   0.07
                                      --------  --------    --------
   Net Income per diluted share       $   0.43  $   0.16    $   0.46
                                      ========  ========    ========
   Operating Income per diluted
    share                             $   0.16  $   0.10    $   0.58
                                      ========  ========    ========
Net Cash Provided by Operating
 Activities                           $ 19,000  $ 11,500    $176,000
                                      ========  ========    ========


   In the table above, and in subsequent income statement tables in this release, data for the year ended December 31, 2001 is not presented because ProAssurance did not exist as a consolidated entity until June 27, 2001. Therefore, comparable income statement data is not available for periods prior to the third quarter of 2001.
   ProAssurance's Operating Income per diluted share increased 60% as compared to the fourth quarter of 2001, rising from $0.10 per share to $0.16 per diluted share. Operating Income for 2002 was $0.58 per diluted share.
   Chairman A. Derrill Crowe, M.D. said the increase in Operating Income was primarily the result of ProAssurance's focus on insurance basics over the past two years. "For some time now we've been dedicating our attention to careful underwriting, adequate pricing and our commitment to customer service, especially in the area of claims. The results of our focus on adequate pricing are becoming evident. But while we've paid close attention to the revenue side, we've also paid closer attention to expenses, both claims-related and administrative. The payoff is now showing up in our bottom line, which we measure by Operating Income," said Dr. Crowe.
   Operating Income is a "Non-GAAP" financial measure which excludes the after-tax effects of guaranty fund assessments, capital gains or losses and the results of accounting changes. The following table is a reconciliation of Net Income to Operating Income:


Reconciliation of Net Income to Operating Income
  (in thousands)
                                         Three Months         Year
                                            Ended             Ended
                                         December 31,     December 31,
                                        2002      2001        2002
                                       ----------------   ------------
Net Income                             $11,975    4,254       12,207
Add:
     Net Realized Investment Losses          -        -        3,449
     Guaranty Fund Assessments             373      570        1,449
                                       -------  -------      -------
                                        12,348    4,824       17,105
                                       -------  -------      -------
Subtract:
     Net Realized Investment Gains       7,821    2,203            -
     Cumulative effect of Accounting
      Change                                 -        -        1,694
                                       -------  -------      -------
Operating Income                       $ 4,527   $2,621      $15,411
                                       =======  =======      =======


Unaudited Balance Sheet Highlights:
  (in millions, except per share data)
                                           December 31,   December 31,
                                              2002            2001
                                           ------------   ------------
Stockholders' Equity                          $  505         $  413
Total Investments                             $1,679         $1,521
Total Assets                                  $2,586         $2,238
Policy Liabilities                            $1,933         $1,680
Book Value Per Share                          $17.49         $16.02
Book Value Per Share
(excluding unrealized gains or losses)        $16.26         $15.89



   ProAssurance currently has approximately $35.5 million in net unrealized gains (after-tax) in its portfolio, primarily in fixed income securities. Total Goodwill is $18.9 million, none of which is impaired under the new accounting treatment adopted in the first quarter, and which includes $18.2 million related to the Professionals Group combination. The Company did not repurchase any shares of its common stock during the quarter; 1.02 million shares remain authorized for repurchase.

   Professional Liability Segment

   The companies in ProAssurance's professional liability segment are The Medical Assurance Company, Inc., Medical Assurance of West
Virginia, Inc., ProNational Insurance Company and Red Mountain
Casualty Insurance Company, Inc. Each focuses on the delivery of professional liability insurance to physicians and surgeons, dentists, hospitals, and others involved in the delivery of health care.


Selected Segment Data:
  (in thousands)
                                    Three Months Ended    Year Ended
                                        December 31,      December 31,
                                      2002       2001        2002
                                    -------------------   ------------
Gross Premiums Written              $126,002   $89,812      $461,715
                                    ========= =========     =========
Net Premiums Written                $109,806   $68,320      $376,702
                                    ========= =========     =========
Net Premiums Earned                 $ 91,450   $77,061      $327,645
                                    ========= =========     =========
Investment Income                   $ 15,543   $17,113      $ 66,790
                                    ========= =========     =========
Capital Gains (Losses)              $ 11,869   $ 3,389      $ (6,100)
                                    ========= =========     =========
Total Revenues                      $119,924   $98,369      $393,296
                                    ========= =========     =========
Total Expenses                      $110,110   $98,286      $407,933
                                    ========= =========     =========
Net Loss Ratio                         103.5%    105.4%        107.2%
Expense Ratio                           16.9%     22.1%         17.3%
                                    --------- ---------     ---------
Combined Ratio                         120.4%    127.5%        124.5%
                                    ========= =========     =========


   "Our focus on rate adequacy has resulted in higher revenues per unit of risk, and the effects of those rate increases are having a measurable effect on the bottom line. We continue to increase rates to compensate for ever-increasing loss costs, and we are starting to see progress in our results," said Dr. Crowe. He emphasized the Company's continuing discipline in underwriting and pricing, "Recent industry events have again demonstrated the imperatives of rate adequacy and proper reserving in this turbulent environment. We are determined to protect our balance sheet, and provide long-term stability for our policyholders. Our follow-on share offering, which was completed in November, has enhanced our capacity to write business at higher rate levels and where we see opportunities arise," said Dr. Crowe.
   The President of ProAssurance, Victor T. Adamo, noted that much of the recent premium growth in professional liability has come through higher prices on renewal business, although the additional capital raised in the November offering did allow ProAssurance to take on additional policyholders in the fourth quarter. "Our renewal rate remains at approximately 90%, and we have been able to add new customers. That says to us that our customers place a real value on our clear commitment to maintain financial strength and provide an unstinting defense of claims," Adamo said.
   ProAssurance's newest professional liability insurance subsidiary, Red Mountain Casualty Insurance Company, Inc., has received approval to write as an excess and surplus lines insurer in ten states. Red Mountain Casualty began operations in October 2002 to accommodate the growing number of physicians and other healthcare risks that don't meet the tighter underwriting criteria in the standard medical professional liability insurance market. Red Mountain wrote approximately $2.7 million in premium during the fourth quarter of 2002.

   Personal Lines Segment

   MEEMIC Insurance Company (MEEMIC), the sole company in ProAssurance's personal lines segment, principally provides auto and homeowners' coverages, primarily for educational employees and their families.


Selected Personal Lines Segment Data:
  (in thousands)
                                    Three Months Ended     Year Ended
                                        December 31,      December 31,
                                     2002        2001         2002
                                    ------------------    ------------
Gross Premiums Written              $45,091    $36,566      $174,441
                                    =======    =======      ========
Net Premiums Written                $41,011    $35,129      $160,421
                                    =======    =======      ========
Net Premiums Earned                 $39,928    $34,570      $149,763
                                    =======    =======      ========
Investment Income                   $ 2,545    $ 2,505      $ 10,071
                                    =======    =======      ========
Capital Gains                       $   163    $    -       $    794
                                    =======    =======      ========
Total Revenues                      $43,037    $37,580      $162,414
                                    =======    =======      ========
Total Expenses                      $33,179    $32,523      $131,349
                                    =======    =======      ========
Net Loss Ratio                         58.3%      72.8%         64.6%
Expense Ratio                          24.8%      21.3%         23.1%
                                    -------    -------      --------
Combined Ratio                         83.1%      94.1%         87.7%
                                    =======    =======      ========


   Mr. Adamo highlighted MEEMIC's continuing contribution to the profitability of ProAssurance. "MEEMIC's focus on the education community provides the advantage of a preferred market where growth can be carefully monitored and controlled. MEEMIC's efficient claims handling benefited from favorable weather in the final quarter of 2002. The result was another profitable quarter and profitable year for MEEMIC" said Mr. Adamo.

   Merger and Tender Offer Update

   On January 29, 2003 MEEMIC Holdings, the parent company of MEEMIC Insurance Company, completed a tender offer and merger and purchased all of the issued and outstanding shares of its common stock, other than those held by ProAssurance's subsidiary, ProNational Insurance Company (ProNational). As a result of the merger, MEEMIC Holdings was delisted from the NASDAQ stock market, and MEEMIC Insurance Company became a wholly-owned subsidiary of ProNational. "We expect the merger will be modestly accretive to EPS, but more importantly, it brings MEEMIC, and its outstanding results and prospects for growth fully into the ProAssurance family," said Mr. Adamo.

   Conference Call Information

   ProAssurance's conference call to address these results will be held at 9:00 AM ET on Tuesday, February 25, 2003. Investors may participate by calling (800) 547-8960 or (706) 645-9133. The call will be webcast at www.streetevents.com and on the Investor Relations section of the ProAssurance website, www.ProAssurance.com. There will be a telephone replay through February 28, 2003 at (800) 642-1687 or
(706) 645-9291 (access code 7535644), and an internet replay at the same websites.

   About ProAssurance

   ProAssurance Corporation is a specialty insurer with more than $2.5 billion in assets and more than $625 million in annualized gross written premiums. The Company was formed by the combination of Medical Assurance, Inc. and Professionals Group, Inc. in June 2001. As the nation's third largest active writer of medical professional liability insurance, ProAssurance's subsidiaries, The Medical Assurance Company, Inc., Medical Assurance of West Virginia, Inc., ProNational Insurance Company and Red Mountain Casualty Insurance Company, Inc. are recognized leaders in developing solutions which serve the needs of the evolving health care industry. ProAssurance is the tenth largest writer of personal auto coverage in Michigan through its subsidiary, MEEMIC Insurance Company. A. M. Best assigns a rating of "Excellent" to ProAssurance and its subsidiaries; Standard & Poor's assigns the Company's professional liability carriers a "Strong" rating.

   Caution Regarding Forward Looking Statements

   This news release contains historical information as well as forward-looking statements that are based upon ProAssurance's estimates and anticipation of future events that are subject to certain risks and uncertainties that could cause actual results to vary materially from the expected results described in the forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "preliminary," "project," "should," "will," and similar expressions are intended to identify these forward-looking statements. There are numerous important factors that could cause actual results to differ materially from those in the forward-looking statements. Thus, sentences and phrases that convey the Company's view of future events and trends in the medical professional liability insurance marketplace are expressly designated as Forward Looking Statements. The principal risk factors that may cause actual results to differ materially from those expressed in the forward-looking statements are described in various documents filed by ProAssurance Corporation with the Securities and Exchange Commission, including Form 10K for the year ended December 31, 2001 and Form 10Q for the most recent quarter. In view of the many uncertainties inherent in the forward-looking statements made in this document, the inclusion of such information should not be taken as representation by the Company or any other person that ProAssurance's objectives or plans will be realized. ProAssurance expressly disclaims any obligation to update or alter its forward looking statements whether as a result of new information, future events or otherwise, except as required by law.

    CONTACT: ProAssurance
             Frank B. O'Neil, 800/282-6242 or 205/877-4461
             foneil@ProAssurance.com